CAMBEX CORPORATION

                         NOTICE OF ANNUAL MEETING

               OF STOCKHOLDERS TO BE HELD JANUARY 25, 1996


The Annual Meeting of Stockholders of CAMBEX CORPORATION (the "Company") will be held in the Auditorium of The Bank of Boston, Main Floor, 100 Federal Street, Boston, Massachusetts, on Thursday, January 25, 1996, at 9:30 A.M. for the following purposes:

       1.To fix the numbers of directors for the ensuing year and to elect the Class III Director.

       2.To approve an increase in the maximum number of shares of Common Stock of the Company authorized for issuance under the Employee Stock Purchase Plan.

       3.To consider and act upon any other matters which may properly come before the meeting.

Shareholders of record at the close of business on December 1, 1995 are entitled to notice of and to vote at the meeting.



                                 By order of the Board of Directors


                                 John E. Beard, Clerk

Waltham, Massachusetts
December 21, 1995



WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            CAMBEX CORPORATION

                            360 Second Avenue
                       Waltham, Massachusetts 02154

                             PROXY STATEMENT

This Proxy Statement and the accompanying Proxy are furnished in connection with the solicitation by the Board of Directors of CAMBEX CORPORATION (the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, January 25, 1996. Shares represented by duly executed proxies will be voted, or abstained from voting, as specified thereon. Proxies may be revoked at any time before they are exercised by written notice to the Company or by a duly executed subsequently dated proxy. This proxy statement was first mailed to stockholders on or about the date shown on the notice of meeting.

Holders of record of the Company's Common Stock, $.10 par value (the
"Common Stock") as of the close of business on December 1, 1995 are entitled to notice of and to vote at the meeting. There were 8,915,931 shares outstanding on that date, each entitled to one vote.

The Company will reimburse brokerage firms and others for their expenses in forwarding proxy material to beneficial owners. Officers and employees of the Company may also solicit proxies by mail, telephone, telegraph or personal interview but no additional compensation will be paid them and the cost of such additional solicitation will be nominal.


                                PROPOSAL 1
                           ELECTION OF DIRECTOR

Under Massachusetts law, the Board of Directors of the Company is classified into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the person named below, unless otherwise instructed, as Class III director for a term of three years expiring at the 1999 Annual Meeting of Stockholders and until his successor is elected and qualified.
If the nominee should become unavailable, proxies will be voted for a substitute nominee designated by management, unless instructions are given to the contrary, or to fix the number of directors at a lesser number. The current Board has no reason to expect that the nominee will be unavailable. The director will be elected by a majority of the votes represented at the meeting. The nominee as Class III director, and the incumbent Class I and Class II directors, are as follows:

NAME AND BUSINESS ADDRESS

Nominee as Class III Director
Term Expires 1999:

       Philip C. Hankins
       Charter Information Corporation
       3011 North Lamar Blvd.
       Austin, TX  78705
       Age: 64

POSITIONS AND OFFICES WITH THE COMPANY; BUSINESS EXPERIENCE DURING LAST FIVE YEARS:

       Director since 1979. President, Charter Information Corporation (Information Processing).

(#) OF SHARES OF COMMON STOCK BENEFICIALLY OWNED AS OF DECEMBER 1, 1995

       106,358

PERCENT OF CLASS

       1.18%


CLASS I DIRECTORS
TERM EXPIRES 1997:

       Joseph F. Kruy
       360 Second Ave.
       Waltham, MA  02154
       Age:  64

POSITIONS AND OFFICES WITH THE COMPANY; BUSINESS EXPERIENCE DURING LAST FIVE YEARS:

       Director since 1968.  Chairman of the Board of Directors,
       President and CEO.

(#) OF SHARES OF COMMON STOCK BENEFICIALLY OWNED AS OF DECEMBER 1, 1995

       1,404,940 (1)

PERCENT OF CLASS

       15.57%

CLASS I DIRECTORS
TERM EXPIRES 1997:
       C.V. Ramamoorthy
       University of California
       Computer Science Division
       Berkeley, CA  94720
       Age:  69

POSITIONS AND OFFICES WITH THE COMPANY; BUSINESS EXPERIENCE DURING LAST FIVE YEARS:

       Director since 1968. Professor of Electrical Engineering and Computer Sciences, University of California at Berkeley.

(#) OF SHARES OF COMMON STOCK BENEFICIALLY OWNED AS OF DECEMBER 1, 1995
       99,156

PERCENT OF CLASS
       1.10%

CLASS II DIRECTOR
TERM EXPIRES 1998:

       Robert J. Spain
       CFC, Inc.
       179 Bear Hill Road
       Waltham, MA  02154
       Age:  58

POSITIONS AND OFFICES WITH THE COMPANY; BUSINESS EXPERIENCE DURING LAST FIVE YEARS:

       Director since 1994.  President, CFC, Inc.
       (Electronic Component Manufacturing)

(#) OF SHARES OF COMMON STOCK BENEFICIALLY OWNED AS OF DECEMBER 1, 1995
       0

PERCENT OF CLASS
       0%

All directors and officers as a group (13 persons)

(#) OF SHARES OF COMMON STOCK BENEFICIALLY OWNED AS OF DECEMBER 1, 1995

       1,673,801(2)

PERCENT OF CLASS

       18.55%

(1) Includes 56,250 shares owned by Mr. Kruy as co-trustee of a trust for his wife and children. Excludes 960,164 shares held by CyberFin Corporation, which is owned by Mr. Kruy's son. Mr. Kruy disclaims any beneficial interest in such shares. Also, includes 65,788 shares as to which options are exercisable currently or within 60 days.

(2) Includes 105,288 shares as to which options are exercisable currently or within 60 days. Directors and officers have shared voting and investment power with respect to 63,196 shares and sole voting and investment power with respect to 1,610,605 shares.

The Board of Directors, which held four meetings during fiscal 1995, has no standing nominating or compensation committee. Mr. Hankins and Dr. Ramamoorthy are members of the Audit Committee. The Audit Committee held one meeting during the fiscal year. The duties of the Audit Committee are generally to review the audit, the services provided by the independent public accountants, the Company's accounting practices and the Company's accounting and financial personnel. All directors attended at least 75% of the meetings of the Board and committees of which they are members.

Directors who are not employed by the Company receive an annual fee of $5,000 and a fee of $600 for each meeting of the Board attended. During fiscal 1995, Dr. Ramamoorthy provided consulting services in the area of information storage management for which he was paid $14,000.

                                PROPOSAL 2

                APPROVAL OF INCREASE IN SHARES AUTHORIZED
                FOR ISSUANCE UNDER THE CAMBEX CORPORATION
                       EMPLOYEE STOCK PURCHASE PLAN

The Company sponsors a stock purchase plan as part of its overall compensation program for employees. As of December 1, 1995, absent any increase in the number of authorized shares, 62,650 shares of Common Stock are available for purchase under the Stock Purchase Plan.

In October, 1995, the Board of Directors determined that it would be desirable to increase the number of shares of Common Stock which may be purchased under the Stock Purchase Plan. Accordingly, subject to shareholder approval, the Board amended the Stock Purchase Plan to increase the total number of shares of Common Stock which may be purchased thereunder by 200,000 to a total of 400,000.

DESCRIPTION OF THE STOCK PURCHASE PLAN

The Stock Purchase Plan was established to encourage eligible employees of the Company and its subsidiaries to acquire an equity interest in the Company through purchase of Common Stock. It is intended that the Stock Purchase Plan constitutes an "employee stock purchase plan" under the provisions of Section 423 of the Internal Revenue Code.

The Stock Purchase Plan is administered by a Committee consisting of no fewer than three persons appointed by the Board of Directors, all of the members of which Committee must be "disinterested persons" as that term is defined under rules promulgated by the Securities and Exchange Commission. All members of the Committee serve at the pleasure of the Board. Alternatively, the Board may serve as the Committee so long as a majority of the members of the Board are "disinterested persons". The Committee supervises the administration and enforcement of the Stock Purchase Plan and has the power to employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees, construe or interpret the Stock Purchase Plan, determine all questions of eligibility and compute the amount and determine the manner and time of payment of all benefits according to the Stock Purchase Plan.

The Stock Purchase Plan is for full-time and permanent part-time employees of the Company and its subsidiaries (generally employees working more than 20 hours a week and more than five months a year). Employees who would, immediately after a Grant Date (as defined below), own more than 5% of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary are not eligible. The Committee may exclude from participation in the Stock Purchase Plan the employees of any subsidiary corporation within ninety days after such corporation becomes a subsidiary.

Each employee may enroll in the Stock Purchase Plan as of the first day of January or July after the employee first becomes eligible to participate in the Stock Purchase Plan or on such other specific dates established by the Committee (each of which shall be called an "Enrollment Date").
Participation in the Stock Purchase Plan is voluntary.

Payment for shares is to be made in installments through payroll deductions over the Stock Purchase Plan's designated Purchase Period (the "Purchase Period"). The Purchase Periods are January 1 through June 30 and July 1 through December 31 of each calendar year. The last trading day of each Purchase Period is the "Purchase Date" for that period.

As of any Purchase Date, funds then credited to each participant's account will be applied to the purchase of whole shares of Common Stock. No interest will be paid on amounts held in a participant's account. The cost to the participant for the shares purchased shall be 85% of the lower of the fair market value of Common Stock on the first trading day of the respective Purchase Period (The "Grant Date"), or the fair market value of Common Stock on the Purchase Date.

Fair market value shall mean the closing price in the over-the-counter market with respect to such Common Stock, as reported by the National Association of Securities Dealers, Inc., Automated Quotations System or such other similar system then in use; or, if on any such date such Common Stock is not quoted by any such organization, the closing price with respect to such Common Stock, as furnished by a professional market marker making a market in such Common Stock selected by the Board of Directors and if not available, the fair market value of such Common Stock as of such day as determined in good faith by the Board of Directors.

For all purchases to occur during the relevant Purchase Period, each participant may elect to make contributions on a payroll withholding basis from earnings (excluding long-term disability or workers compensation payments and similar amounts during such pay period) in an amount not less than two percent and not more than ten percent (or such other percentages and the Committee may establish before an Enrollment Date) of the participant's base salary for the Purchase Period. A participant may elect to increase or decrease the rate of contribution within the limitations imposed by the Stock Purchase Plan effective as of the first day of any Purchase Period by giving thirty days' prior written notice to the Company.

Any participant may withdraw from the Stock Purchase Plan by notifying the Human Resources Department of the Company at any time prior to the Purchase Date and withdrawing the entire amount contributed during the Purchase Period. Participation in the Stock Purchase Plan terminates immediately when a participant ceases to be employed by the Company or a subsidiary for any reason whatsoever (including death or unpaid disability) or otherwise becomes ineligible.

A participant has no rights as a stockholder with respect to shares which he or she has elected to purchase until payment for the shares has been received at the close of business on the last business day of the Purchase Period. A participating employee may not assign any rights under the Stock Purchase Plan and a violation of this provision terminates his or her right to purchase any shares under the Stock Purchase Plan. As promptly as practicable after each Purchase Date, the Company will deliver to the participant a certificate representing the Common Stock purchased upon the exercise of such participant's option.

The shares of Common Stock subject to issuance are authorized but unissued shares or previously issued shares reacquired and held by the Company. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Committee may make such adjustments, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Stock Purchase Plan and in the maximum number of shares which may be issued under the Stock Purchase Plan, subject to the approval of the Board of Directors.

The Board may amend or terminate the Stock Purchase Plan at any time. No amendment shall be effective unless within one year after it is adopted by the Board it is approved by the holders of a majority of the voting power of the Company's outstanding shares, if such amendment would increase the number of shares reserved for purchase under the Stock Purchase Plan or change the designation of corporations whose employees are eligible to receive shares under the Stock Purchase Plan, materially increase the benefits to participants, materially modify the requirements for participation, or cause the rights granted under the Stock Purchase Plan to purchase shares of Common Stock to fail to meet the requirements of Section 423 of the code.

In the event the Stock Purchase Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares under the Stock Purchase Plan either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares under the Stock Purchase Plan are terminated prior to expiration, all funds contributed to the Stock Purchase Plan that have not been used to purchase shares shall be returned to the participants.

RECOMMENDATION

It is the intention of the persons named as proxies to vote the shares to which the proxy relates to increase the number of shares authorized for issuance under the Stock Purchase Plan, unless instructed to the contrary. Additional shares will not be authorized for issuance under the Stock Purchase Plan unless approved by the affirmative vote of the holders of at least a majority of the shares of outstanding Common Stock.

         The Board Of Directors Recommends a Vote FOR Proposal 2.

                          EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other executive officers of the Company (determined as of the end of the last fiscal year) for the fiscal years ended August 31, 1995, 1994 and 1993.

                          Summary Compensation Table
                                                      Long Term
                                                      Compensation
                                 Annual Compensation  Awards

                                       Commissions
                                       and
                                       Incentive                 All Other
                           Salary      Bonuses        Options    Compensation
Name and Position  Year    ($)         ($)            (#)        (2) ($)

Joseph F. Kruy     1995    $195,385    $ 8,962        --         $2,250
Chairman,          1994    $180,000    $46,810        --         $4,943
President and CEO  1993    $180,000    $91,841        --         $4,497

Robert W. Norton(1)1995    $  1,731     -             --           -
Executive          1994        -        -             --           -
Vice President     1993        -        -             --           -

Sheldon M. Schenkler
Vice President of  1995    $110,000    $ 1,680        --         $1,832
Finance and        1994    $106,731    $ 8,777         5,000     $3,828
Chief Financial    1993    $100,000    $17,220        15,000     $3,914
Officer


(1)    Robert Norton joined the Company in August, 1995.

(2) Company contribution in Company Common Stock on officer's behalf to the Company's 401(k) Plan.

                               STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company's 1987 Combination Stock Option Plan to the executive officers named in the Summary Compensation Table.

                     Option Grants in Last Fiscal Year


Individual Grants

                                     % of Total
                         Options     Options Granted   Exercise
                         Granted     to Employees      Price       Expiration
Name                     (#)         in Fiscal Year    ($/Share)   Date

Joseph F. Kruy           ----              ----        ----        ----

Robert W. Norton         ----              ----        ----        ----

Sheldon M. Schenkler     ----              ----        ----        ----


Potential Realizable Value at Assumed Annual Rates of Stock Price
Appreciation for Option Term (1)

                               0% ($)      5% ($)      10% ($)

Joseph F. Kruy                 ---         ---         ---

Robert W. Norton               ---         ---         ---

Sheldon M. Schenkler           ---         ---         ---

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. This table does not take into account any appreciation in the price of the Common Stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. The Company does not necessarily agree that this procedure fairly values the options involved.

             Aggregate Option Exercises in Last Fiscal Year and
                        Fiscal Year End Option Value


                                                               Value of
                                                               Unexercised
                                                               In-the-Money
                                                 Number of     Options at
                                                 Options at    August 31,
                         Shares                  August 31,    1995 (1)
                         Acquired      Value     1995          Exercisable/
                         on Exercise   Realized  Exercisable/  Unexercisable
Name                     (#)           ($)       Unexercisable    ($)


Joseph F. Kruy           ---           ---       65,788/0      $755,904/0

Robert W. Norton         ---           ---       0/0           0/0

Sheldon M. Schenkler     ---           ---       17,100/       $124,646/
                                                 13,000        $33,920


(1) The closing price of the Company's Common Stock on August 31, 1995 on the Nasdaq National Market was $11.88. The numbers shown reflect the value of options accumulated over all years of employment.




        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is presently comprised of the Board of Directors. Mr. Kruy, the Company Chairman of the Board of Directors, President and CEO, participates as a member of the Board in compensation decisions, excluding decisions regarding his own compensation.

              EMPLOYMENT CONTRACTS AND TERMINATION AGREEMENTS

Mr. Kruy is employed under an agreement which provides for his full-time employment as Chairman of the Board of Directors, President and Chief Executive Officer of the Company until December 31, 1998. Pursuant to an employment agreement dated November 18, 1994, the Company has agreed to pay Mr. Kruy minimum base compensation of $200,000 per year and an incentive bonus pursuant to the Company's Incentive Bonus Plan in an amount equal to 4% of the Company's pre-tax profit, as defined, beginning in fiscal year 1995 for each fiscal year during the term of the agreement. If another person is given either the title or the powers of Chief Executive Officer, Mr. Kruy will be entitled to resign and continue to be paid his fixed and incentive compensation, subject to mitigation, through December 31, 1998.

                      REPORT ON EXECUTIVE COMPENSATION

The Company has designed its compensation program to compensate employees, including its executives, in a consistent manner to promote a cooperative effort toward common goals of quality performance. Compensation is set at levels which the Company believes will attract, motivate and retain employees who can achieve these goals.

Compensation for the Company's executive officers consists of base salary, bonus and stock options. Base salaries and stock options are approved by the Compensation Committee presently comprised of the Board of Directors based upon a review of the responsibilities of the officer as well as a review of the base salaries and stock options of similar positions in other high technology companies of comparable revenues.

The Company believes that a substantial portion of an employee's compensation should be based on the performance of the Company. Therefore, the Company has an Incentive Bonus Plan which provides for annual cash bonuses to certain key employees of the Company based on the Company's operating results for the year up to an aggregate maximum of 15% of the Company's pre-tax income. As of December 1, 1995, approximately 15 employees were eligible to participate in this plan. Of the executive officers, Messrs. Kruy and Schenkler were participants in the plan in fiscal 1995. The amount of each individual bonus is determined at the discretion of the Board of Directors.

The Company has also adopted the Cambex Corporation Employee Stock Purchase Plan which is an equity purchase plan designed to attract and retain employees who can make significant contributions to the success of the Company.


                             BOARD OF DIRECTORS

                               Joseph F. Kruy
                             Philip C. Hankins
                             C. V. Ramamoorthy
                              Robert J. Spain

                             PERFORMANCE GRAPH

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG CAMBEX CORPORATION, THE S & P 500 INDEX
                       AND THE NASDAQ COMPUTER INDEX



                                    Cumulative Total Return

                             8/90    8/91   8/92    8/93     8/94    8/95

Cambex Corp        CBEX         100      315    338      124     143      356

S & P 500          I500         100      127    137      158     166      202

Nasdaq Computer    INAC         100      140    138      159     166      290




*   $100 invested on 8/31/90 in stock or index.

    Including reinvestment of dividends.

    Fiscal year ending August 31 based on the closing price of the company's common stock on the Nasdaq National Market. The stock price performance shown on the graph is not necessarily indicative of future performance.

                            PRINCIPAL STOCKHOLDERS

Based on filings made with the Securities and Exchange Commission, the Company is not aware of any person who owns beneficially more than 5% of the outstand-ing Common Stock of the Company other than the following:

                                  Amount and Nature
                                  of Beneficial Owner-
                                  ship as of December 1,
Name and Address                  1995 (# Shares of                Percent
of Beneficial Owner               Common Stock)                    of Class

Joseph F. Kruy                       1,404,940                     15.57%
360 Second Avenue
Waltham, MA  02154

CyberFin Corporation                   960,164                     10.64%
3 Crown Point Road
Sudbury, MA  01776

Associated Capital, L.P.               801,000                      8.98%
c/o Margery K. Neale, Esq.
Shereff, Friedman, Hoffman &
Goodman, LLP
919 Third Avenue
New York, NY  10022

BKP Partners, L.P.                     805,200                      9.03%
One Sansome Street
Suite 3900
San Francisco, CA  94104


                        INDEPENDENT PUBLIC ACCOUNTANTS

Since 1970, Arthur Andersen LLP, independent public accountants, have reported on the Company's annual financial statements, and management expects that such firm will act as the Company's independent public accountants for the current fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the meeting of stockholders to make a statement if they wish to do so and to respond to appropriate stockholder questions.

                            STOCKHOLDER PROPOSALS

Proposals of stockholders intended for consideration at the next Annual Meeting of Stockholders must be received by the Company no later than August 5, 1996 to be considered for inclusion in the Company's proxy materials relating to that meeting.

                               OTHER BUSINESS

The Management has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

                                 FORM 10-K

A copy of Cambex Corporation's annual report on Form 10-K filed with the Securities Exchange Commission is incorporated herein by reference and is available without charge by writing to Shareholder Relations, Cambex Corporation, 360 Second Avenue, Waltham, MA 02154.


                             CAMBEX CORPORATION
                       ANNUAL MEETING OF STOCKHOLDERS
                              JANUARY 25, 1996


             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints Joseph F. Kruy and Philip C. Hankins proxies, with the power of substitution to each, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, at the Annual Meeting of Stockholders of Cambex Corporation (the "Company") on January 25, 1996 at 9:30 A.M. Boston time, and at any adjournments thereof, all of the shares of the Company which the undersigned would be entitled to vote if personally present.


THIS   PROXY   WHEN   PROPERLY   EXECUTED   WILL   BE   VOTED   IN   THE
MANNER   DIRECTED   HEREIN   BY   THE   UNDERSIGNED   STOCKHOLDERS.  IF  NO
DIRECTION   IS   MADE,   THIS   PROXY   WILL   BE   VOTED   FOR   FIXING   THE
  NUMBER   OF   AND   ELECTING   DIRECTORS   AS   SET   FORTH   IN PROPOSAL 1
 AND   FOR   PROPOSAL 2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark your votes as in this example -- X

The Board of Directors recommends a vote FOR the following:

1.     Election of Director       FOR            WITHHOLD AUTHORITY

       Nominee:          Philip C. Hankins

2. Approving an increase in the number of shares authorized for issuance under the Employee Stock Purchase Plan.

       FOR               AGAINST                 ABSTAIN



                         **********              **********
                         **********              **********




Signature                                                    Date

Signature if jointly owned                                   Date



Note: Please sign here personally. If the stock is registered in more than one name, each joint owner or each fiduciary should sign personally. Only authorized officers should sign for corporation.